As filed with the Securities and Exchange Commission on September 13, 2024

Registration No. 333-259817

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MANCHESTER UNITED PLC
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	98-1063519 (I.R.S. Employer Identification Number)

Old Trafford
Sir Matt Busby Way
Manchester M16 0RA
United Kingdom
+44 (0) 161 868 8000
(Address and telephone number of Registrant’s principal executive offices)

Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, NY 10036
(800) 927-9801
(Name, address and telephone number of agent for service)

Copies to:
Marc Jaffe, Esq. Ian D. Schuman, Esq. Stelios G. Saffos, Esq. Benjamin J. Cohen, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200	Mitchell S. Nusbaum, Esq. Christopher R. Rodi, Esq. Woods Oviatt Gilman LLP 2 State Street 700 Crossroads Building Rochester, NY 14614 (585) 987-2800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP), indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement on Form F-3 (File No. 333-259817), originally filed by Manchester United plc (the “Company”) with the Securities and Exchange Commission on September 27, 2021 (the “Registration Statement”). Upon the filing of the Company’s Annual Report on Form 20-F for its fiscal year ended June 30, 2024 (the “Annual Report”), which is expected to occur on September 13, 2024, the Company will cease to qualify as a “well-known seasoned issuer,” as such term is defined in Rule 405 under the Securities Act of 1933, as amended. Accordingly, because the Registration Statement is an automatic shelf registration statement, the Company will no longer be eligible to use such Registration Statement following the filing of the Annual Report.

In Part II, Item 10 of the Registration Statement, the Company undertook to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. In accordance with such undertaking, the Company is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on September 13, 2024.

MANCHESTER UNITED PLC

By:	/s/ Joel Glazer
	Name:	Joel Glazer
	Title:	Executive Co-Chairman

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.